Exhibit 10.10

DIVIDEND DISTRIBUTION

PROMISSORY NOTE

$25,000,000	December 31, 2008

As a dividend distribution pursuant to resolutions of its board of directors dated December 29, 2006 (as amended and supplemented), LINC Logistics Company (“Maker”), a Michigan corporation, promises to pay, on December 31, 2013, to the order of CenTra, Inc. (“Payee”), a Delaware corporation, which was its sole shareholder on December 29, 2006, the principal sum of Twenty Five Million Dollars ($25,000,000), with interest at the rate determined below, compounded semi-annually on each June 30 and December 31 hereafter until this Dividend Distribution Promissory Note (“Note”), and all interest thereon, has been paid in full. All accrued interest will be due and payable semi-annually on each June 30 and December 31 from and after June 30, 2010. All payments due hereunder shall be payable at 12225 Stephens Road, Warren, Michigan 48089, or such other address as Payee may direct by written notice.

The interest rate on the principal sum outstanding from time to time shall be at the Mid-Term Applicable Federal Rate, adjusted on each date the IRS issues a new Mid-Term Applicable Federal Rate. Notwithstanding anything contained herein to the contrary, Maker shall have the option (the “Option”) exercisable only once and upon written notice to the Payee, of choosing to pay interest over the remaining term of this Note at the Mid-Term Applicable Federal Rate in effect (the “Fixed Rate”) at the time the Option is exercised. Principal of, and interest on, this Note will be payable in lawful money of the United States of America. Payments under this Note will be applied first to all accrued interest and then to principal, except that upon an Event of Default (as defined below), such payments will be applied first to costs of collection and enforcement of this Note, then to interest and finally to principal. This Note may be prepaid in whole or in part at any time or times without premium or penalty. Any prepayments will be applied first to interest accrued to the payment date and then to principal.

The Payee is hereby authorized to record, on its books and records, the date and amount of each payment of principal or interest hereunder, which books and records shall constitute conclusive evidence of the information so recorded, absent manifest error, provided however, that any failure by Payee to record any such information shall not relieve the Maker of its obligation to repay principal or interest due hereunder or raise any presumption with respect to the amounts due hereunder.

In no case whatsoever shall Maker have a right to offset any payment of principal or interest due hereunder against any claim it may have against Payee.

For purposes of this Note, “Event of Default” means the failure by Maker to make any payment of interest or principal hereunder when due (a “Payment Failure”), which Payment Failure remains uncured for a period of ten (10) days following Payee’s delivery or transmittal to Maker of Payee’s written demand for cure of such Payment Failure (the “Cure Period”). Any such written demand shall be delivered or transmitted by Maker at the Address for Notice Purposes set forth on the signature page hereof, or such other address as Maker shall specify in a written notice to Payee. Such written demand shall be effective as follows: (a) if hand-delivered, upon delivery; (b) if transmitted by overnight courier, one business day after transmittal; or (c) if mailed by first class mail, three (3) business days after depositing in the mail (with first class postage affixed thereto).

Upon and after the occurrence of an Event of Default:

(a) all principal and all interest due under this Note will, at the option of Payee, become and be forthwith immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Maker; and

(b) the annual rate of interest accruing thereafter on all unpaid principal and accrued interest will be increased by three percent (3%) per annum above the rate otherwise applicable, compounded semi-annually.

Upon the occurrence of any Event of Default, Maker will pay to Payee, in addition to all principal and interest due hereunder, an amount equal to all costs of collection and enforcement of this Note, including all reasonable attorneys’ fees and costs (on an hourly rate plus expenses basis), regardless of whether a lawsuit is commenced as part of the collection process.

Maker waives presentment for payment, demand and notice of nonpayment of this Note and consents that the due date of any payment under this Note may be extended by Payee, in its sole discretion, from time to time without in any way affecting Maker’s liability.

Acceptance by Payee of any payment in an amount less than the amount then due will be deemed an acceptance on account only, and the failure to pay the entire amount then due will be and continue to be an Event of Default if not cured within the Cure Period. Upon the occurrence of an Event of Default, neither the failure of Payee promptly to exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of Payee to demand strict performance of any other obligation of Maker, will constitute a waiver of any such rights of Payee, nor a waiver of such rights in connection with any future Event of Default.

The liability of Maker hereunder is absolute and unconditional.

This Note may be amended or modified only with the written consent of Maker and Payee. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law. Acceptance of any payment after Payee has declared the entire indebtedness due and payable will not cure any Event of Default or operate as a waiver of any rights of Payee hereunder.

In no event will the interest rate charged or received hereunder at any time exceed the maximum interest rate permitted by applicable law. Payments received by Payee hereunder which would otherwise cause the interest rate to exceed such maximum interest rate will, to the extent of such excess, be deemed to be prepayments of principal and applied as such as herein provided.

This Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Note.

This Note shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to the choice of law provisions thereof.

Executed effective the date first set forth above.

LINC Logistics Company

By:	/s/ H.E. Wolfe
H.E. Wolfe
Its:	President

Address for Notice Purposes:
11355 Stephens Road
Warren, Michigan 48089
Attn: President

LEGEND

The foregoing promissory note has been subordinated pursuant to a Debt Subordination Agreement Between Maker, Payee and Comerica Bank executed as of December 31, 2008.

LEGEND

The foregoing promissory note has been subordinated pursuant to a Debt Subordination Agreement Between Maker, Payee and Fifth Third Bank executed as of May 19, 2009.

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